                                                                     EXHIBIT 2.1













                                MASTER AGREEMENT
                               PURCHASE OF ASSETS
                                       AND
                                    BUSINESS

                                 BY AND BETWEEN


                                  VALTRA OY AB

                               TRACFIN HOLDING OY

                    PARTEK CARGOTEC HOLDING NETHERLANDS B.V.

                               PARTEK HOLDING INC.

                                       AND

                                AGCO CORPORATION




                                10 SEPTEMBER 2003









                                 Hannes Snellman




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                                                                           2(45)

                                TABLE OF CONTENTS


1.    DEFINITIONS.......................................................................................................8


2.    SALE AND PURCHASE................................................................................................12

   2.1      PURCHASE AND SALE OF THE TARGET ASSETS.....................................................................12
   2.2      IMPLEMENTATION OF THE TRANSACTION..........................................................................12
   2.3      AGREEMENTS INTEGRATED......................................................................................12
   2.4      SELLERS' REPRESENTATIVE....................................................................................12

3.    THE TARGET ASSETS AND LIABILITIES................................................................................13

   3.1      TARGET ASSETS..............................................................................................13
   3.2      STOCK-TAKING...............................................................................................14
   3.3      EXCLUDED ASSETS............................................................................................14
   3.4      TRANSFER OF TITLE AND POSSESSION...........................................................................14
   3.5      LIABILITIES ASSUMED AND EXCLUDED LIABILITIES...............................................................15
   3.6      TRANSFER OF RISK...........................................................................................15

4.    PURCHASE PRICE...................................................................................................15

   4.1      PURCHASE PRICE.............................................................................................15
   4.2      PURCHASE PRICE ALLOCATION..................................................................................15
   4.3      COMPLETION STATEMENT.......................................................................................16
   4.4      VERIFICATION OF COMPLETION STATEMENT.......................................................................16
   4.5      INDEPENDENT AUDITOR........................................................................................16
   4.6      TRANSFER TAXES.............................................................................................17
   4.7      VALUE ADDED TAX............................................................................................17

5.    PAYMENT OF THE PURCHASE PRICE....................................................................................17

   5.1      PURCHASE PRICE.............................................................................................17
   5.2      ADJUSTMENT AMOUNT..........................................................................................17
   5.3      NO SET OFF BY BUYER........................................................................................18

6.    DUE DILIGENCE REVIEW.............................................................................................18


7.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................................................................18

   7.1      QUALIFICATIONS.............................................................................................18
   7.2      REPRESENTATIONS AND WARRANTIES.............................................................................19
      7.2.1       Organisation.........................................................................................19
      7.2.2       Title and Authority to Transfer the Target Assets....................................................19
      7.2.3       Capitalisation.......................................................................................20
      7.2.4       Title To and Condition of Assets.....................................................................20
      7.2.5       Sufficient Assets....................................................................................20
      7.2.6       Consolidated Accounts................................................................................20
      7.2.7       Receivables..........................................................................................21
      7.2.8       Taxes................................................................................................21
      7.2.9       Litigation...........................................................................................22
      7.2.10      Real Property........................................................................................22
      7.2.11      Permits..............................................................................................22
      7.2.12      Environmental Matters................................................................................22
      7.2.13      Intellectual Property................................................................................23
      7.2.14      Data Processing......................................................................................23

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
      7.2.15      Product Liability....................................................................................23
      7.2.16      Insurance............................................................................................24
      7.2.17      Material Contracts...................................................................................24
      7.2.18      Agreements with Related Parties......................................................................24
      7.2.19      Employee Matters.....................................................................................25
      7.2.20      Business Until Signing...............................................................................25
      7.2.21      Compliance With Laws.................................................................................25
      7.2.22      Information..........................................................................................26
   7.3      NO OTHER REPRESENTATIONS AND WARRANTIES....................................................................26

8.    COMPLETION.......................................................................................................26

   8.1      COMPLETION DATE, LONG STOP DATE AND BREAK-UP FEE...........................................................26
   8.2      CONDITIONS PRECEDENT.......................................................................................27
   8.3      DELIVERIES AT COMPLETION...................................................................................28
   8.4      BEST EFFORTS TO COMPLETE...................................................................................29
   8.5      VALTRA TRAKTOR AB (SWEDEN).................................................................................30

9.    INDEMNITY........................................................................................................31

   9.1      LIABILITY OF THE SELLERS...................................................................................31
   9.2      LIMITATIONS................................................................................................31
   9.3      CERTAIN INDEMNIFICATIONS...................................................................................33
   9.4      THIRD PARTY CLAIMS.........................................................................................34
   9.5      RECOVERY...................................................................................................35
   9.6      LITIGATION IN BRAZIL.......................................................................................35

10.      REPRESENTATIONS AND WARRANTIES OF THE BUYER...................................................................35

   10.1     ORGANISATION...............................................................................................35
   10.2     POWER AND AUTHORITY OF BUYER...............................................................................35
   10.3     SUFFICIENT FINANCING.......................................................................................35
   10.4     NO BREACH BY SELLERS.......................................................................................36

11.      COVENANTS.....................................................................................................36

   11.1     BUSINESS UNTIL COMPLETION..................................................................................36
   11.2     NON-COMPETITION, NON-SOLICITATION..........................................................................37
   11.3     CONFIDENTIALITY............................................................................................38
   11.4     UNENFORCEABILITY...........................................................................................38
   11.5     CONTINUED SERVICES.........................................................................................38
   11.6     CONTRACT ARRANGEMENTS......................................................................................39

12.      CERTAIN UNDERTAKINGS..........................................................................................39

   12.1     REVIEW OF THE TARGET BUSINESS..............................................................................39
   12.2     TRANSACTION COSTS..........................................................................................40
   12.3     CO-OPERATION UNDERTAKING...................................................................................40
   12.4     COMPETITION FILING.........................................................................................40
   12.5     BANK ACCOUNTS..............................................................................................40
   12.6     NO CLAIMS AGAINST KEY EMPLOYEES............................................................................40
   12.7     HISTORICAL FINANCIAL STATEMENTS............................................................................40
   12.8     FURTHER ASSURANCES.........................................................................................41

13.      EMPLOYEES.....................................................................................................41

   13.1     TRANSFER OF EMPLOYEES......................................................................................41
   13.2     ACCRUED LIABILITIES........................................................................................41

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                                                                           4(45)

14.      ORDERS AND TENDERS............................................................................................41


15.      FORCE MAJEURE.................................................................................................42


16.      MISCELLANEOUS.................................................................................................42

   16.1     NOTICES....................................................................................................42
   16.2     APPENDICES INCORPORATED....................................................................................42
   16.3     HEADINGS...................................................................................................43
   16.4     ASSIGNMENT.................................................................................................43
   16.5     PARENT COMPANY RESPONSIBILITY..............................................................................43
   16.6     ENTIRE AGREEMENT...........................................................................................43
   16.7     INTERPRETATION.............................................................................................43
   16.8     NO WAIVER..................................................................................................44
   16.9     GOVERNING LAW..............................................................................................44
   16.10       SETTLEMENT IN GOOD FAITH................................................................................44
   16.11       DISPUTE RESOLUTION......................................................................................44
   16.12       AMENDMENTS..............................................................................................44
   16.13       SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................................44
   16.14       PROVISIONS SEVERABLE....................................................................................45
   16.15       PUBLICITY...............................................................................................45
   16.16       COUNTERPARTS OF THE AGREEMENT...........................................................................45


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                                                                           5(45)

LIST OF APPENDICES


  APPENDIX

    1.1          Accounting principles
    1.2 Accounts of the Business Sellers and the Subsidiaries dated 31 December 2002
    1.13         Calculation of the Completion Accounts Value
    1.19 Consolidated Accounts of the Business Sellers and the Subsidiaries dated 31 December 2002
    1.20 Consolidated Interim Accounts of the Business Sellers and the Subsidiaries dated 30 June 2003
    1.21         List of Subsidiaries directly held by the Sellers
    1.47         List of the direct and indirect subsidiaries of the Sellers
    1.50 List of the business conducted by the Business Sellers and the Subsidiaries
    2.2(i)-(iii) The Completion Agreements
                  (i)      the Real Property Agreements
                  (ii)     the Share Purchase Agreements
                  (iii)    the Asset Purchase Agreements

    3.1(a)       List of real property owned by the Business Sellers
    3.1(b)       List of shares and participations owned by the Sellers
    3.1(c)(ii)   List of intellectual property rights owned by either
                 of the Business Sellers on the Completion Date.
    3.2          Stock-taking procedure particulars
    3.3          List of excluded assets
    3.5          Excluded Liabilities
    4.2          Purchase Price Allocation
    7.2.1        Copies of the articles of association  and the trade register entries of the Sellers and the Subsidiaries
    7.2.2 (b)    Direct Subsidiaries, exceptions
    7.2.2 (f)    List of certain approvals
    7.2.3        Capitalisation
    7.2.6        Certain subsidiaries
    7.2.9        Litigation
    7.2.11       Permits
    7.2.12       Exceptions from Environmental Permits
    7.2.13       List of intellectual property rights owned by the Business
                 Sellers and the Subsidiaries
    7.2.14       Data Processing, exceptions
    7.2.15       List of product liability claims filed against the Business
                 Sellers
    7.2.17       List of Material Contracts
    7.2.18       List of agreements with Related Parties
    7.2.19 (a)   List of Key Employees
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                                                                           6(45)


    7.2.19 (b)   Key Employee bonus arrangements
    7.2.19 (c)   Deferred compensation arrangements etc.
    7.2.19 (d)   Notices or claims regarding non-compliance with any employment, labour or related laws
    9.3 (b)      Valtra do Brazil Dispute
    13.1         List of Employees of the Business Sellers transferring to the
                 Buyer




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                                                                           7(45)


MASTER AGREEMENT

         This Master Agreement on Purchase of Assets and Business, has been entered into on September 10, 2003, by and between

         (i) Valtra Oy Ab, a company organised and existing under the laws of Finland (the "SELLER");

         (ii) Tracfin Holding Oy, a company organised and existing under the laws of Finland (the "SUBSIDIARY BUSINESS SELLER");

         (iii) Partek Cargotec Holding Netherlands B.V., a company organised and existing under the laws of the Netherlands ("PARTEK CARGOTEC");

         (iv) Partek Holding Inc., a company organised and existing under the laws of the State of Nevada (the "US SELLER");

         (v) AGCO Corporation, a company organised and existing under the laws of the State of Delaware, (the "BUYER"); and

         (vi) KONE Corporation, a public listed company organised and existing under the laws of Finland (the "GUARANTOR");

         (each a "PARTY"; collectively the "PARTIES"; the Parties set out in items (i) to (iv) the "SELLERS"; the Seller and the Subsidiary Business Seller collectively the "BUSINESS SELLERS" the Parties set out in items
         (iii) to (iv) the "SHARE SELLERS")

         WITNESSETH:

         WHEREAS, the Business Sellers and the Subsidiaries are engaged in, inter alia, the production, exportation, importation, distribution, sale and service of agricultural tractors and engines for agricultural tractors world-wide.

         WHEREAS, the Sellers own all of the assets of the Guarantor's group of companies engaged in the production, exportation, importation, distribution, sale and service of agricultural tractors and agricultural tractor engines and forming the Target Assets and Target Business.

         WHEREAS, the US Seller owns all of the issued and outstanding shares in Valtra USA, Inc., a company organised and existing under the laws of the State of Illinois (the "US SUBSIDIARY").

         WHEREAS, the Seller, Partek Cargotec and the US Seller own directly or indirectly all of the issued and outstanding shares in the Subsidiaries (as defined below).

         WHEREAS, the Guarantor is the ultimate parent company of the Sellers and in that capacity shall, procure the due performance of all the obligations of the Sellers under this Agreement.

                                                                           8(45)

                                WHEREAS, the Buyer, desires to purchase and acquire the Target Assets and the Target Business, and the Sellers wish to sell such Target Assets and Target Business to the Buyer for the consideration and upon the terms and subject to the conditions set out in this Agreement.

                                NOW, THEREFORE, the following is agreed:


1.       DEFINITIONS

                                In this Agreement, unless expressly otherwise stated or provided, or unless the context otherwise requires, the following terms shall have the following meaning, the singular (where appropriate) shall include the plural and vice versa and references to Appendices and Sections shall mean Appendices and Sections of this Agreement.

1.1      "ACCOUNTING PRINCIPLES"        shall mean the accounting principles set out in Appendix 1.1.


1.2      "ACCOUNTS"                     shall mean the audited or reviewed  profit  and loss statement and balance sheet of each of the Business Sellers and the Subsidiaries for the year ended 31 December 2002, including the notes thereto, as well as the auditors' statutory reports related  thereto, attached  hereto as
                                        Appendix 1.2.

1.3      "ADJUSTMENT AMOUNT"            shall have the meaning set out in Section 4.1.

1.4      "THIS AGREEMENT"               shall mean this Master  Agreement on Purchase of Assets and Business and
                                        the Appendices and Enclosures hereto.

1.5      "ASSET PURCHASE AGREEMENT"     shall mean the agreement regarding the sale and purchase of the Business
                                        Assets to be entered into between the Seller and  Subsidiary Business
                                        Seller respectively and the Buyer as set out in Section 2.2.

1.6      "BUSINESS ASSETS"              shall have the meaning set out in Section 3.1 (c).

1.7      "BUSINESS SELLERS"             shall have the meaning set out in the introductory paragraph.

1.8      "BUYER"                        shall have the meaning set out in the introductory paragraph.

1.9      "BUYER AFFILIATE"              shall mean any other entity directly or indirectly controlling, controlled by, or under direct or indirect control of the Buyer.

1.10     "BUYER'S AUDITORS"             shall mean KPMG.

1.11     "BUYER'S KNOWLEDGE"            shall mean the actual knowledge of Messrs. Robert  Ratliff, Stephen
                                        Lupton and the financial and legal advisors of the Buyer engaged in the
                                        Transaction.

1.12     "COMPLETION"                   shall mean the completion of the transactions contemplated by this
                                        Agreement as set out in Section 8.

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                                                                          9(45)

1.13     "COMPLETION ACCOUNTS VALUE"    shall mean the amount comprising of (i) the sum of the fixed assets and net working capital (save for cash etc. see Appendix) included in the
                                        Target Assets  plus (ii) agreed  goodwill plus (iii) cash, cash equivalents and short term investments  less (iv) interest bearing liabilities as per Completion Date. The calculation of the Completion
                                        Accounts Value shall be made on the basis of the Completion Statement and  the values for assets and liabilities booked therein. The calculation has been further defined  and exemplified as set out in
                                        Appendix 1.13.

1.14     "COMPLETION ACCOUNTS"          shall mean the consolidated balance sheet and profit and loss statement of the
                                        Business Sellers and the Subsidiaries as on the Completion Date, to be prepared in accordance with the Accounting Principles consistently applied.

1.15     "COMPLETION DATE"              shall have the meaning set out in Section 8.1.

1.16     "COMPLETION STATEMENT"         shall mean the audited statement on the Target Assets and the Liabilities
                                        Assumed to be prepared as on the Completion Date on the basis of the Completion
                                        Accounts and in accordance with the Accounting Principles consistently applied.

1.17     "COMPLETION AGREEMENTS"        Shall have the meaning set out in Section 2.2.


1.18     [INTENTIONALLY LEFT BLANK]

1.19     "CONSOLIDATED ACCOUNTS"        shall mean the consolidated pro forma profit and loss statement and balance sheet of the Business Sellers and the Subsidiaries for the year ended 31 December 2002, including the notes thereto as well as the existing auditors' statutory reports related thereto, attached hereto as Appendix 1.19.

1.20     "CONSOLIDATED INTERIM          shall mean the unaudited consolidated profit and loss statement and
         ACCOUNTS"                      balance sheet of the Business Sellers and the  Subsidiaries for the six
                                        month ended 30 June 2003 as set out in Appendix 1.20.

1.21     "DIRECT SUBSIDIARIES"          Shall mean those of the Subsidiaries that are directly held by the
                                        Sellers as set out in Appendix 1.21.

1.22     "DISCLOSURE LETTER"            shall mean the letter to be given by the Sellers to the Buyer containing exceptions from the representations and warranties of the Sellers.

1.23     "DISCLOSURE MATERIAL"          shall mean all the  material  in the data room or otherwise  provided by the Sellers, the Guarantor or their representatives to the Buyer for the
                                        Due Diligence Review (including  the answers  provided to the Buyer's questions in relation thereto).

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                                                                       10(45)

1.24     "DUE DILIGENCE REVIEW"         shall mean the environmental, technical,business, financial, tax and legal due diligence reviews of the Target Assets and the Target Business carried out by the Buyer and its representatives for the purpose of the completion of the transactions contemplated by this Agreement.


1.25     "EMPLOYEES"                    shall have the meaning set out in Section 13.1.

1.26     "EXCLUDED LIABILITIES"         shall have the meaning set out in Section 3.5.

1.27     "GUARANTOR"                    shall have the meaning set out in the introductory paragraph.

1.28     "KEY EMPLOYEES"                shall have the meaning set out in Section 7.2.19.

1.29     "LIABILITIES ASSUMED"          shall have the meaning set out in Section 3.5.

1.30     "LOSS"                         shall have the meaning set out in Section 9.

1.31     "MATERIAL ADVERSE EFFECT" or   shall mean any material  adverse change in or effect on the business,
         "MATERIAL ADVERSE CHANGE"      assets, results of operation,condition (financial or otherwise) of the
                                        Target Assets and the Target Business taken as a whole,
                                        excluding, however, any effect or change wholly or mainly
                                        arising out of or attributable to general political, economic or market conditions.

1.32     "MATERIAL CONTRACTS"           shall have the meaning set out in Section 7.2.17.

1.33     "PARTEK CARGOTEC"              shall have the meaning set out in the introductory paragraph.

1.34     "PARTY"                        shall have the meaning set out in the introductory paragraph.

1.35     "PURCHASE PRICE"               shall mean the aggregate purchase price  including goodwill payable by the Buyer to the Sellers, for the sale and purchase of the Target Assets and Target Business.

1.36     "REAL PROPERTY"                shall have the meaning set out in Section 3.1.(a).

1.37     "REAL PROPERTY AGREEMENT"      shall mean the agreement regarding  the sale and purchase of the Real
                                        Property to be entered into between the Seller and the Subsidiary
                                        Business Seller as sellers, respectively, and the Buyer, as set out in
                                        Section 2.2.

1.38     "SELLER"                       shall have the meaning set out in the introductory paragraph.

1.39     "SELLERS"                      shall mean the Parties set out in the introductory paragraph.

1.40     "SELLERS' AUDITORS"            shall mean PricewaterhouseCoopers.

1.41     "SELLER INDEMNIFIED PARTY"     shall have the meaning set out in Section 9.1.

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                                                                        11 (45)


1.42   "SELLERS' KNOWLEDGE"         shall mean the actual  knowledge of Messrs.  Klaus Cawen,  Kari Heinisto, Carl-Gustaf
                                    Bergstrom, Ilkka Hakala, Tuomas Wegelius and the financial and legal advisors of the Sellers engaged in the Transaction.

1.43   "SHARES AND PARTICIPATIONS"  shall have the meaning set out in Section 3.1.(b).

1.44   "SHARE PURCHASE AGREEMENT"   shall mean the agreement regarding the sale and purchase of the Shares and Participations to be entered into by and between the respective Share Sellers and the Buyer.

1.45   "SHARE SELLERS"              shall mean the Parties set out in items (iii) to (iv) in the introductory paragraph.

1.46   "SPECIAL AUTHORITY           shall have the meaning set out in Section 8.2.
       APPROVALS"

1.47   "SUBSIDIARIES"               shall mean the direct and indirect subsidiaries of the Sellers as set out in Appendix 1.47.

1.48   "SUBSIDIARY BUSINESS         shall have the meaning set out in the introductory paragraph.
       SELLER"

1.49   "TARGET ASSETS"              shall have the meaning set out in Section 3.1.

1.50   "TARGET BUSINESS"            shall mean the business conducted on the date hereof by the Business Sellers and the
                                    Subsidiaries regarding, inter alia, the production, importation, distribution, sale, and service of the agricultural tractors and engines, as further set out in Appendix 1.50.

1.51   "THIRD PARTY CLAIMS"         shall have the meaning set out in Section 9.4.

1.52   "TRANSACTION"                shall have the meaning set out in Section 2.2

1.53   "TRANSFER CONTRACTS"         shall have the meaning set out in Section 11.6.

1.54   "US SELLER"                  shall have the meaning set out in the introductory paragraph.

1.55   "US SUBSIDIARY"              shall have the meaning set out in the introductory paragraph.

1.56   "VALTRA DO BRAZIL DISPUTE"   shall have the meaning set out in Section 9.3.


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                                                                        12 (45)


2.       SALE AND PURCHASE

2.1      PURCHASE AND SALE OF THE TARGET ASSETS

                  Upon the terms and subject to the conditions set out in this Agreement, the Sellers hereby agree to sell and the Buyer agrees to purchase the Target Assets effective on the Completion Date.

2.2      IMPLEMENTATION OF THE TRANSACTION

                  This Agreement is made between the Sellers on the one hand and the Buyer on the other hand. The Sellers are the direct or indirect parent companies of the Subsidiaries. This Agreement contains the terms and conditions for the transfer of the Target Assets from the Sellers to the Buyer and the arrangement of the Target Business where the Business Sellers shall cease to engage in the Target Business upon Completion Date and the Buyer shall commence the Target Business on the Completion Date (the "TRANSACTION").

                  To complete the transfer of the Target Assets and the implementation of the Transaction contemplated by this Agreement, the Sellers and the Buyer, respectively, will at the Completion enter into

                  (i)      the Real Property Agreements;

                  (ii)     the Share Purchase Agreements; and

                  (iii)    the Asset Purchase Agreements;

                  (collectively the "COMPLETION AGREEMENTS").

                  The Completion Agreements shall, unless otherwise agreed in writing between the Sellers and the Buyer, be entered into substantially in the form attached hereto as Appendices 2.2
                  (i), 2.2 (ii) and 2.2 (iii), respectively.

2.3      AGREEMENTS INTEGRATED

                  The terms of this Agreement shall, mutatis mutandis, be deemed to form an integral part of each of the Completion Agreements once executed, unless otherwise expressly provided in the relevant Completion Agreement. In case of a conflict between the terms of this Agreement and the terms of any Completion Agreement, this Agreement shall govern.

2.4     SELLERS' REPRESENTATIVE

                  In and for the purpose of the Completion Agreements, the Sellers are represented by the Guarantor, who shall, jointly and severally, together with the Sellers, be liable for the due performance of all the obligations of the Sellers under the Completion Agreements. In its capacity of the Sellers' representative, the Guarantor shall be authorised to give, send, receive or accept or otherwise act on behalf and in the place of the Sellers in regard to any matter relating to the Completion Agreements and the completion of the transactions contemplated under this Agreement.

                                                                        13 (45)


3.       THE TARGET ASSETS AND LIABILITIES

3.1      TARGET ASSETS

                  The assets to be transferred from the Business Sellers, and the shares and participations to be transferred from the Share Sellers to the Buyer as contemplated hereunder (the "TARGET ASSETS") shall comprise the following assets and property of the Sellers, relating to the Target Business:

         (a)      Real Property

                  All the land, buildings and constructions owned by the Business Sellers as listed in Appendix 3.1 (a) (the "REAL PROPERTY").

         (b)      Shares and Participations

                  All the shares and participations owned by the Sellers, including without limitation all shares in the Direct Subsidiaries, as listed in Appendix 3.1 (b) (the "SHARES AND PARTICIPATIONS").

         (c)      Business Assets

                  The business assets (the "BUSINESS ASSETS") shall include the following:

                  (i)      Movable Fixed Assets

                           The movable fixed assets comprising all machinery, equipment and furniture and all other movable fixed assets relating to the Target Business owned by the Business Sellers on the Completion Date.

                  (ii)     Intellectual Property Rights

                           The intellectual property rights comprising of (i) all inventions, whether patented or patentable or not, (ii) rights to inventions made by employees,
                           (iii) all other technical know-how related to the development and operations, (iv) all registered and unregistered trademarks, trade names, copyrights and design rights (including any copyright on data processing software), and (v) all other intellectual property rights, relating to the Target Business and owned by either of the Business Sellers on the Completion Date. The registered patents, patent applications, trademarks, trade names and design rights as of the date hereof are listed in Appendix
                           3.1 (c) (ii).

                  (iii)    Stocks

                           The stocks comprising all of the Business Sellers' stocks of tractors, engines, industrial equipments, spare parts, components,

                                                                        14 (45)


                           materials and other stocks relating to the Target Business on the Completion Date.

                  (iv)     Financial Assets

                           The financial assets including, without limitation, all of the Business Sellers' accounts receivable, loans receivable, advance payments and accrued receivables relating to the Target Business on the Completion Date.

                           Any collateral, security or pledge given by third parties in favour of the Business Sellers concerning loan receivables and/or account receivables shall be assigned and transferred to the Buyer, and the Parties shall use their best efforts to complete such assignment and transfer.

                  (v)      Other Assets

                           Any and all other tangible assets relating to the Target Business, held by the Business Sellers on the Completion Date, not specifically referred to in this Section 3 and whether or not expressly mentioned in the Asset Purchase Agreement, this Agreement or the Appendices hereto, save as explicitly excluded in Section 3.3.

3.2      STOCK-TAKING

                  For the purpose of determination of the movable fixed assets and the stocks included in the Business Assets, the Business Sellers and the Buyer shall, in co-operation and together with the Buyer's Auditors and the Sellers' Auditors, undertake a stock-taking of certain parts of the stocks on such date(s) preceding the Completion Date as mutually agreed between the Parties, in respect of which a report shall be prepared and signed by representatives of the Business Sellers and the Buyer. This report shall contain information, inter alia, about the possible obsolescence of the stocks, if any. The agreed upon findings made at the stock-taking shall be reflected in the Completion Statement to be prepared pursuant to Section 4.3. The further particulars of the procedure for the stock-taking are set out in Appendix 3.2.

3.3      EXCLUDED ASSETS

                  The assets and rights listed in Appendix 3.3 shall not be transferred to the Buyer hereunder but shall remain the property of the respective Sellers, as the case may be.

3.4      TRANSFER OF TITLE AND POSSESSION

                  Under each Completion Agreement and upon the Completion, title to, possession of and risk of loss of the Target Assets shall pass and transfer from the Sellers to the Buyer and the Buyer will assume responsibility for the Liabilities Assumed at 24.00 hours on the Completion Date.

                                                                         15(45)


3.5      LIABILITIES ASSUMED AND EXCLUDED LIABILITIES

                  Save for the Excluded Liabilities, the Buyer shall assume responsibility for all liabilities of the Business Sellers, including without limitation the liabilities set out in
                  Section 13 relating to the Target Assets and the Target Business as of and from the Completion Date (the "LIABILITIES ASSUMED"). The Buyer shall hold the Sellers and the Guarantor harmless for any and all claims related to the Liabilities Assumed.

                  The liabilities relating to the Target Business of the Guarantor, the Business Sellers or any other company controlled by the Guarantor, which the Buyer shall not assume liability for are set out in Appendix 3.5 (the "EXCLUDED Liabilities"). The Excluded Liabilities shall be solely for the account of the Sellers and shall be handled by and shall be payable by the Sellers.

3.6      TRANSFER OF RISK

                  The risk for the Target Assets, the Target Business and Liabilities Assumed shall pass from the Sellers to the Buyer at 24.00 hours on the Completion Date.

4.       PURCHASE PRICE

4.1      PURCHASE PRICE

                  The Purchase Price is EUR 600,000,000 and consists of the aggregate amount of the following items:

                  (a) an amount representing the purchase price for the Real Property;

                  (b) an amount representing the purchase price for the Shares and Participations; and

                  (c) an amount representing the purchase price for the Business Assets.

                  The Purchase Price shall be adjusted upwards on a euro-for-euro basis to the extent the Completion Accounts Value as per the Completion Date is more than EUR 600,000,000, or downwards on a euro-for-euro basis to the extent the Completion Accounts Value as per the Completion Date is less than EUR 600,000,000 (the difference, if any, hereinafter the "ADJUSTMENT AMOUNT").

4.2      PURCHASE PRICE ALLOCATION

                  The Purchase Price shall be allocated to the various Target Assets and the Target Business as shown in Appendix 4.2 and in the various Appendices referred to in Section 3. Such an allocation shall be as reflected in the relevant Completion Agreements.

                                                                        16 (45)


                  The allocation of the Purchase Price is made by the Buyer and the division of the aggregate Purchase Price does not constitute any representation or statement of the Sellers as to the separate values so allocated.

4.3      COMPLETION STATEMENT

                  The Sellers shall within thirty (30) days following the Completion Date, prepare and deliver to the Buyer and the Buyer's Auditors a proposed determination of the Completion Statement and a proposed calculation of the Completion Accounts Value and its internal allocation in respect of each of the Completion Agreements.

                  For the preparation of the Completion Accounts and the Completion Statement, the foreign currencies shall for consolidation purposes be converted into euros by applying applicable foreign exchange rates as on the date hereof.

                  The Buyer shall ensure that the Sellers are given access to books and records and personnel to assist the Sellers and to enable them and their representatives to prepare the Completion Statement and the Completion Accounts.

4.4      VERIFICATION OF COMPLETION STATEMENT

                  The Buyer's Auditors shall verify together with the Sellers' Auditors that the Completion Statement is prepared in accordance with the principles set out in this Agreement, and they shall for such purpose have access to all the relevant records and book-keeping material of the Business Sellers and the Subsidiaries to the extent needed for purposes of such verification. The Buyer may dispute the Completion Statement by notifying the Sellers in writing the amount(s) in dispute and the basis for such dispute within thirty (30) days from receipt of the Completion Statement.

4.5      INDEPENDENT AUDITOR

                  The Sellers and the Buyer shall in good faith endeavour to resolve any dispute notified by the Buyer pursuant to Section
                  4.4 within thirty (30) days from the date of receipt by the Sellers of the Buyer's written notice of dispute. If failing to reach an agreement, each Party, by a request in writing to the other Party may refer the matter to Ernst & Young (the "INDEPENDENT AUDITOR") for the Independent Auditor to give a determination of the items of the Completion Statement under dispute and the calculation of the Adjustment Amount together with a statement of reasons therefore. Such determination by the Independent Auditor shall be given within thirty (30) days from its appointment. In the event the sum at dispute is less than EUR 10 million, the Parties shall be deemed to have accepted and are bound by the Completion Statement and Adjustment Amount as determined by the Independent Auditor for all purposes set out in this Agreement.

                                                                        17 (45)


4.6      TRANSFER TAXES

                  Transfer taxes and registration fees payable in respect of the sale and purchase of the Real Property, shares in Subsidiaries and the Shares and Participations shall be payable by the Buyer.

4.7      VALUE ADDED TAX

                  The transfer of the Seller's businesses contemplated hereunder constitutes a transfer of business for the purposes of Article 62 of the Finnish Act on value added tax (30 December 1993/1501, as amended) and the Buyer hereby confirms that it will use the said assets in its business activities following Completion. Accordingly, no Finnish value added tax is payable in Finland on the transfer of the said assets.

                  Any value added tax levied on the transfer of the businesses of the Subsidiary Business Seller to the Buyer shall be paid by the Buyer. The Buyer is responsible for applying any refund, if any, of such value added tax.

5.       PAYMENT OF THE PURCHASE PRICE

5.1      PURCHASE PRICE

                  The Purchase Price shall, subject to an adjustment pursuant to the second paragraph of Section 4.1, as estimated by the Sellers in accordance with the next following paragraph, be paid by the Buyer to the Sellers on Completion in accordance with the relevant Completion Agreements reflecting the allocation of the Purchase Price pursuant to Section 4.2.

                  The Sellers shall in good faith at least five (5) business days prior to the Completion Date determine on the basis of the information available a best estimate of the Completion Accounts Value and the Adjustment Amount and the Purchase Price payable at the Completion Date shall be adjusted accordingly.

5.2      ADJUSTMENT AMOUNT

                  In the event that the Completion Statement indicates that the Completion Accounts Value is higher than the Completion Accounts Value estimated by the Sellers pursuant to Section
                  4.1 and paid by the Buyer at Completion, the Buyer shall pay the Sellers the difference between such estimate and such Completion Accounts Value indicated by the Completion Statement within two (2) days following the final determination of the Completion Statement in accordance with Sections 4.3, 4.4 and 4.5. In the event that the Completion Statement indicates that the Completion Accounts Value is lower than the Completion Accounts Value estimated by the Sellers pursuant to Section 4.1 and paid by the Buyer at Completion, the Sellers shall pay the Buyer the difference between such estimate and such Completion Accounts Value indicated by the Completion Statement within two (2) days following the final determination of the Completion Statement in accordance with Sections 4.3, 4.4 and 4.5.

                                                                        18 (45)


                  The amount payable pursuant to the next preceding paragraph, if any, shall carry interest from the Completion Date at a rate of six (6) per cent per annum. The Adjustment Amount shall, together with the accrued interest, be paid by the Sellers or the Buyer, as applicable, within two (2) business days from the final determination of the Adjustment Amount pursuant to Section 4 in immediately available funds to a bank account in accordance with the prior written instruction by the receiving Party.

                  The late payment penalty interest rate applying to late payment of the amount payable pursuant to the first paragraph of this Section 5.2 and the interest accrued thereon shall amount to twelve (12) per cent per annum.

5.3      NO SET OFF BY BUYER

                  The Buyer shall have no right to set off any claims or receivables it may have against the Sellers or the Guarantor against any part of the Purchase Price or other payments due from the Buyer or the Target Business to the Sellers.

6.       DUE DILIGENCE REVIEW

                  The Buyer has performed a Due Diligence Review of the Target Assets and the Target Business, and the Buyer has for such purpose been given access to certain facilities, books and records of the Business Sellers and the Subsidiaries as concerns the Target Business and to its personnel. The Due Diligence Review has taken place July 10, 2003 - September 9, 2003. The Sellers hereby confirm that the Buyer, its representatives and counsel (such as, inter alia, outside legal counsel and auditors) were given access to such information and records as requested by the Buyer for the performance of the Due Diligence Review.


7.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1      QUALIFICATIONS

                  Each of the Sellers' representations and warranties shall always be qualified by the following exceptions:

                  (a)      Any provision set out in this Agreement; and/or

                  (b) Any risk, circumstance or fact fairly disclosed in the Disclosure Material; and/or

                  (c) Any risk, circumstance or fact the Buyer is aware of, taking into account that the Buyer is engaged in the relevant business.

                  Subject to Sections 7.1 and 7.3 hereof, the Sellers hereby give the following representations and warranties set out in Sections 7.2 as on the date hereof.

                                                                        19 (45)


7.2      REPRESENTATIONS AND WARRANTIES

         7.2.1    ORGANISATION

                  The Sellers and the Subsidiaries are companies duly organised and validly existing under the laws of their respective jurisdiction of incorporation and they have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as presently being conducted.

                  True, complete and current copies of the articles of association and trade register entries of the Sellers and the Subsidiaries are set out in Appendix 7.2.1. There are no changes pending to such articles of association or trade register extracts.

                  All corporate documentation in respect of the Sellers and the Subsidiaries, including, without limitation, share and shareholders' registers, minutes of the board meetings and shareholders' meetings, exists and is safely kept and is in all material respects true and complete.

         7.2.2    TITLE AND AUTHORITY TO TRANSFER THE TARGET ASSETS

                  (a) The Sellers (i) have full and unrestricted ownership of the Target Assets and (ii) have full legal right, power and authority to sell, convey, assign and transfer all the Target Assets in accordance with the terms of this Agreement and to fulfil all their obligations under this Agreement.

                  (b) The Sellers have full and unrestricted ownership and title to the shares in the Direct Subsidiaries except as set out in Appendix 7.2.2 (b).

                  (c) The execution and delivery by the Sellers of this Agreement and the Completion Agreements do not, and the completion of the, Transaction will not result in a violation or breach of, constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien or encumbrance on any of the Target Assets under: (i) any provision of the articles of association of any Seller or any Subsidiary; (ii) subject to obtaining and making any of the approvals, consents, notices and filings required under Section 8.2 (a), any law or order applicable to the Sellers, the Subsidiaries, the Target Business or the Target Assets; (iii) any Material Contracts.

                  (d) The Target Assets are freely transferable to the Buyer and are free and not subject to any claims, options, liens, charges or other encumbrances of any kind.

                  (e) This Agreement has been, and the Completion Agreements and all other documents to be delivered by the Sellers to consummate the Transaction as contemplated hereby will on the Completion Date be, duly executed and delivered by each of the Sellers that is a party thereto and constitutes, or will constitute, the legal, valid and binding obligation of each of the Sellers that is

                                                                        20 (45)


                           a party thereto, enforceable in accordance with its terms.

                  (f) Except as set forth in Appendix 7.2.2(f) or elsewhere in this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by the Sellers or the Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Completion Agreements or such other agreements, documents and instruments to be executed and delivered by the Sellers to consummate the transactions contemplated hereby or thereby.

         7.2.3    CAPITALISATION

                  The share capital in each Subsidiary is as set out in Appendix 7.2.3. The shares in the Subsidiaries have been duly authorised, legally and validly issued, and they are fully paid and registered in the relevant trade registers. Save for as set out in Appendix 7.2.3, there are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which any of the Subsidiaries is bound, providing for the issuance of any additional shares in any Subsidiary. There are no plans, contracts or commitments providing for the issuance or the granting of rights to acquire any share or other equity of any Subsidiary.

         7.2.4    TITLE TO AND CONDITION OF ASSETS

                  The Sellers and Subsidiaries, as applicable, have title to, and are the lawful owners of all their assets, including the Target Assets, free and clear of any liens, encumbrances, pledges or claims, save for encumbrances and security interest concerning Liabilities Assumed. All machines and equipment related to the Target Business are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.

         7.2.5    SUFFICIENT ASSETS

                  The Target Assets are sufficient for the Buyer to conduct the Target Business on a stand-alone basis as hereto conducted.

         7.2.6    CONSOLIDATED ACCOUNTS

                  The Consolidated Accounts have been prepared in accordance with the Accounting Principles, and they present in all material respects a true and fair view of the consolidated financial conditions and results of the operations of the Target Business on 31 December 2002, as required by the Accounting Principles.

                  The Accounts of the Subsidiaries listed in Appendix 7.2.6 have been prepared in accordance with the applicable accounting principles and they represent in

                                                                        21 (45)


                  all material respects a true and fair view of the financial conditions and results of the operations of such Subsidiaries on 31 December 2002, as required by the applicable accounting principles.

                  The Consolidated Interim Accounts have been prepared in accordance with the Accounting Principles, and they present in all material respects a true and fair view of the consolidated financial conditions and results of the operations of the Business Sellers and the Subsidiaries for the six months ended 30 June 2003, as required by the Accounting Principles.

         7.2.7    RECEIVABLES

                  Except for a general tolerance of five (5) per cent of the aggregate value of the trade receivables of the Business Sellers and the Subsidiaries, such trade receivables at Completion are valid and enforceable and the amount of each such receivable will be paid in full within 90 days outside Brazil and within 180 days in Brazil after (i) the date it became due and payable or (ii) the Completion Date, whichever occurs later.

         7.2.8    TAXES

                  (a) The Subsidiaries have timely filed or caused to be timely filed with the appropriate tax authorities all tax returns and tax reports required to be filed with such tax authorities. All such tax returns are complete and accurate in all material respects. The Subsidiaries have paid to the appropriate tax authorities in due time or accrued all taxes required to be paid according to filed tax returns or according to orders to pay issued by tax authorities.

                  (b) All taxes required to have been paid by the Subsidiaries have been paid when due. By the Completion Date, no Subsidiary has been given or granted any waiver or extension by any tax authority of any period of limitation governing the time of assessment or collection of any taxes.

                  (c) None of the Subsidiaries have been subject of an audit or other examination of taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has any of the Subsidiaries received or is any Subsidiary expecting to receive any notices from any tax authority relating to any issue which could affect the current or future tax liability of any Subsidiary.

                  (d) The Consolidated Accounts contain adequate provisions for unpaid taxes as on 31 December 2002 and, thus, the Subsidiaries will not in aggregate be liable for taxes exceeding the provisions contained in the Consolidated Accounts for the financial years ended on or before 31 December 2002.

                                                                        22 (45)


         7.2.9    LITIGATION

                  Save for as set out in Appendix 7.2.9, there are no pending claims, law suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, including but not limited to liquidation, winding-up, receivership and other proceedings pending or to the Sellers' Knowledge threatened, against any of the Subsidiaries or the Sellers with respect to the Target Business or Target Assets and which could reasonably be expected to have a Material Adverse Effect.

         7.2.10   REAL PROPERTY

                  (a) The present use of the real property and buildings used by any of the Sellers or the Subsidiaries in the Target Business conforms in all material respects to fire and safety regulations.

                  (b) All material leases pursuant to which a Subsidiary is landlord or leaseholder of real property or premises extending beyond the date hereof, are in force in accordance with their respective terms and there exists no material default by the Subsidiaries or a landlord or leaseholder under any such lease.

         7.2.11   PERMITS

                  All material licenses, permits and authorisations necessary for the conduct of the Target Business as conducted on the date hereof are in full force and effect and there are no currently existing violations of any such licenses, permits or authorisations which could reasonably be expected to have a Material Adverse Effect. There is no pending or to the Sellers' Knowledge threatened action or other proceeding which seeks the revocation of any such existing license, permit or authorisation which could reasonably be expected to have a Material Adverse Effect.

                  The material permits, licenses, authorisation and approvals necessary for the Target Business on the date hereof are set out in Appendix 7.2.11.

         7.2.12   ENVIRONMENTAL MATTERS

                  To the Sellers' Knowledge

                  (a) save for as set out in Appendix 7.2.12, the Business Sellers and the Subsidiaries currently hold all the material environmental licenses, permits and authorisations of governmental authorities and agencies necessary for their current operations of the Target Business, except to the extent that the lack of such permits, licenses and authorisations could not reasonably be expected to have a Material Adverse Effect; and

                  (b) save for as set out in Appendix 7.2.12, the Target Business has complied and complies with all currently relevant environmental laws, regulations and ordinances and environmental licenses, permits and authorisations; and

                                                                        23 (45)


                  (c) none of the Business Sellers or Subsidiaries has received written notice of any current violation of any applicable environmental regulation binding upon them, which has not been corrected and has a Material Adverse Effect; and

                  (d) the environmental site assessment made by Golder Associates at Valmetintie, Suolahti and at Linnavuori, Nokia (reports issued 28 February 2003) are true and complete and represent a correct environmental assessment of the relevant facilities.

         7.2.13   INTELLECTUAL PROPERTY

                  The relevant Business Seller or Subsidiary owns the title to the intellectual property rights set out in Appendix 3.1.(c)
                  (ii) hereto and each item constituting part of the intellectual property rights has been duly registered with, filed in or issued by, as the case may be, the appropriate authorities in the countries set out in Appendix 3.1.(c)
                  (ii). There are no pending or, to the Sellers' Knowledge threatened proceedings or litigation or other adverse written claims made affecting the said intellectual property rights. Save for intellectual property rights included in Appendices 3.1.c (ii) AND 7.2.13, there are no intellectual property rights that would be material for the conduct of the Target Business.

                  No Business Seller or Subsidiary has entered into any license, sublicense or other agreement with any third person pursuant to which any such person is or will be authorized to use any of the intellectual property set out in Appendix 3.1.c (ii) or has any outstanding claim or suit for, and has no knowledge of, any continuing infringement by any other person of any such intellectual property set out in Appendix 3.1.c (ii).

         7.2.14   DATA PROCESSING

                  Except as set out in Appendix 7.2.14, the computer equipment and the computer software programs used in the Target Business are the unencumbered property of the relevant Business Seller or Subsidiary or are properly used under a license, or such services are purchased from reputable data-processing enterprises. To the Sellers' Knowledge, the computer equipment and computer software programs used in the Target Business do not infringe upon the rights of any third parties and are sufficient and not major upgrades, changes, or purchase of or investment in additional computer equipment or computer software programs are currently required for the Buyer to conduct the Target Business on a stand-alone basis as currently conducted, and no such upgrades, changes or purchase of or investment in additional computer equipment or computer software programs have been planned for except in the ordinary course of business.

         7.2.15   PRODUCT LIABILITY

                  The relevant Business Seller or Subsidiary has to the Sellers' Knowledge not sold any products which at the time of selling the product did not in all material respects comply with the applicable product liability laws in force in

                                                                        24 (45)


                  the relevant jurisdiction, which unless complied with could reasonably be expected to result in a product liability claim with a Material Adverse Effect. There are no pending or, to the Sellers' Knowledge, threatened warranty claims against the Target Business or the Subsidiaries in connection with the sales of their products, which warranty claims exceed the aggregate amount of the accruals and provisions made for such purpose or are not covered by insurance. As used herein, the phrase "warranty claims" means claims by third parties for defects in products sold within the Target Business which the customer claim do not meet the product warranty.

                  Except as set out in Appendix 7.2.15, no Business Seller or Subsidiary has received any order from any governmental entity to recall any of its products, or to inform its customers of a defect or any danger caused by a defect in any of its products to the Sellers' Knowledge. Appendix 7.2.15 contains a list of all product liability claims filed or to the Sellers' Knowledge threatened against any Business Seller or Subsidiary during the three (3) year period immediately preceding the date of this Agreement.

         7.2.16   INSURANCE

                  All insurance policies relating to the Target Business to which any Business Seller or any of the Subsidiaries is party are valid and in force and effect until 24.00 hours on the Completion Date. Such policies, with respect to their amounts and types of coverage, are in the Sellers' view appropriate to insure against risks to which the Business Sellers and the Subsidiaries are normally exposed in the Target Business.

         7.2.17   MATERIAL CONTRACTS

                  All the contracts and agreements relating to the Target Business listed in Appendix 7.2.17 (the "MATERIAL CONTRACTS") have been entered into on an arm's-length basis. All orders and tenders for delivery of the products binding on any Business Seller or Subsidiary have been made in the ordinary course of business. Save as contracts and agreements included in Appendix 7.2.17, there are no contracts or agreements that would be material for the conduct of the Target Business.

                  Save for as set out in Appendix 7.2.17, there is no breach or default by the Business Sellers or the Subsidiaries with respect to any terms of any Material Contract.

         7.2.18   AGREEMENTS WITH RELATED PARTIES

                  Except as set out in Appendix 7.2.18, following the Completion there are no agreements between (i) any of the Sellers and (ii) any of the Subsidiaries, except for agreements entered into in the ordinary course of business on an arms length basis with normal commercial terms. There is no guarantee, indemnity, letter of comfort or encumbrance or other similar liability given or incurred by any Subsidiary for the benefit of any of the Sellers.

                                                                        25 (45)


         7.2.19   EMPLOYEE MATTERS

                  Appendix 7.2.19(a) contains a true list of the names, positions, salaries, and main benefits of all key employees of the Target Business (the "KEY EMPLOYEES").

                  No Key Employee has given notice of termination of his or her employment relationship with the Target Business.

                  Except as laid out in Appendix 7.2.19(b), there are no agreements or arrangements for any bonus (including but not limited to extra salary or fringe benefits) or similar payment for the benefit of the Key Employees to be paid or otherwise provided for by the Sellers or to be included in the Liabilities Assumed upon or as a result of the Completion.

                  Except for those required under mandatory law or applicable collective agreements, there are no material deferred compensation agreements, pension benefits, profit-sharing, severance pay or retirement plans, agreements or arrangements presently in force with respect to any employees of the Seller or the Subsidiaries other than as set out in Appendix 7.2.19(c).

                  To the extent required by applicable law and the Accounting Principles, the pension liabilities of the Subsidiaries on 31 December 2002 have either been paid for in conformity with applicable pension schemes or other regulations or otherwise accounted for in the Consolidated Accounts as required under the Accounting Principles.

                  Save for as set out in Appendix 7.2.19(d), none the Sellers or the Subsidiaries has received notice of any claim remaining current of its non-compliance with any employment, labour or related laws relating to the Target Business.

         7.2.20   BUSINESS UNTIL SIGNING

                  Since 31 December 2002 there has not been

                  (a)      any Material Adverse Effect;

                  (b) any material adverse effect in the relationship with any material customers or suppliers of the Target Business;

                  (c) any entering into any material new contracts outside of the ordinary course of business; and

                  (d) any agreement or transaction for the sale or acquisition of any significant assets by the Business Sellers or the Subsidiaries, except in the ordinary course of business on commercial terms or conditions customarily used by the Seller or the Subsidiaries.

         7.2.21   COMPLIANCE WITH LAWS

                  Each of the Subsidiaries and, in connection with the Target Business, each of the Sellers, has complied and is in compliance with all applicable laws and

                                                                        26 (45)


                  regulations in all material respects. Neither any of the Business Sellers nor any of the Subsidiaries has received any notice that any material violation of applicable laws or regulations is being made or may be alleged, and no event, fact or circumstance exists or has occurred which reasonably could be expected to result in any such violation.

         7.2.22   INFORMATION

                  The Sellers have not omitted to provide the Buyer with any information with regard to the Target Assets or Target Business that, to the Sellers' Knowledge, has or could reasonably be expected to have significance for a reasonable purchaser or the Target Business and the Target Assets.

7.3      NO OTHER REPRESENTATIONS AND WARRANTIES

                  The Sellers have not made, and the Buyer has not relied on any other expressed or implied warranties or representations regarding the Target Assets or Target Business than those contained in Section 7. In particular, the Sellers make no representation or warranty to the Buyer with respect to any financial projection or forecast relating to the Target Assets or the Target Business. With respect to any such projection or forecast delivered by or on behalf of any of the Sellers to the Buyer in the Information Memorandum provided to the Buyer, the Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against any of the Sellers or the Guarantor with respect thereto.

8.       COMPLETION

8.1      COMPLETION DATE, LONG STOP DATE AND BREAK-UP FEE

                  The completion date shall be October 31, 2003 or, subject to Sections 8.2 and 8.3, on the fifth (5th) business day in Helsinki after all the conditions precedent for Completion as set out in this Section 8 have been fulfilled or waived (the "COMPLETION DATE") provided, however that the Completion Date shall not be a date earlier than six weeks from the date hereof.

                  Completion shall take place at the offices of Hannes Snellman, Helsinki, starting at 10.00 a.m. on the Completion Date.

                  If the conditions precedent set out in Section 8.2 have not been fulfilled or waived by the relevant Party prior to or on first anniversary of the date hereof, this Agreement shall terminate with immediate effect, unless otherwise agreed by the Parties in writing prior to such date. Such termination shall be without prejudice to any remedies available to the Parties hereunder or under law for breach of contractual obligation.

                                                                        27 (45)


                  Should the Completion under this Agreement not take place prior to or on the first anniversary of the date hereof due to breach of the Buyer's obligations hereunder or failure to receive the Special Authority Approvals, the Buyer shall promptly pay to the Sellers EUR 20,000,000 as a final and independent fee.

8.2      CONDITIONS PRECEDENT

                  The obligation of the Buyer to complete hereunder shall be subject to the fulfilment, on or before the Completion Date, of the following conditions (to the extent not waived by the Buyer), all of which require documentation in form and substance satisfactory to the Buyer and its counsel in their reasonable judgement:

         (a)      Authority Approvals

                  The relevant authorisations, approvals, clearances and consents from the EU, Finnish, Swedish and Danish competition authorities required for the lawful and valid completion of the transactions contemplated hereunder have been obtained with conditions that do not frustrate the Transaction taken as a whole and accepted in form and substance by the Sellers (the "SPECIAL AUTHORITY APPROVALS").

                  If other authority approvals than the Special Authority Approvals have been declined or are pending at the time of Completion, the Buyer shall pay the Purchase Price and assume the Liabilities Assumed and the Parties shall complete the Transaction apart from transferring such assets or business for which legal approval is not available. Such remaining transfer shall either be completed once the remaining approvals have been obtained or in case of being declined, such assets or parts of business shall be disposed of by the Sellers in accordance with instructions of the Buyer and at the Buyer's cost and risk and to the benefit of the Buyer. In any interim period the Sellers shall act as agents of the Buyer and the Buyer shall hold the Sellers harmless for any cost and liability of any nature relating to or arising from the relevant assets or business. Any net proceeds of such disposal shall be for the account of the Buyer.

         (b)      Corporate Action

                  All corporate action necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Sellers and shall be in full force and effect.

         (c)      No Injunction

                  No court or other government body or public authority, (other than a competition authority or similar government body or public authority in a country that is not covered by the Special Authority Approvals, which shall be addressed in the manner specified in Section 8.2 (a)) shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

                                                                        28 (45)


8.3      DELIVERIES AT COMPLETION

                  At the Completion the following deliveries shall be made:

         (a)      Payment of Purchase Price

                  The Buyer shall pay to the Sellers the Purchase Price on the Sellers' bank account(s).

         (b)      Board of Directors of Subsidiaries

                  The Sellers shall deliver letters of resignation duly executed as of the Completion Date by the members of the Board of Directors of the Subsidiaries representing the Sellers, in each case acknowledging that the members do not have any outstanding claims whether for compensation or for loss of office, or otherwise.

         (c)      Sellers' company name

                  The Sellers shall deliver documentation of the appropriate resolution to change the company name of Valtra Oy Ab so that the company name is free for the Buyer to register and any reference to Valtra is removed, and the registration application shall be delivered to the Buyer for simultaneous filing.

         (d)      Auditors of Subsidiaries

                  The Sellers shall deliver letters of resignation duly executed as of the Completion Date by the auditors of the Subsidiaries, in each case acknowledging that the auditors do not have any outstanding claims whether for compensation or for loss of office, or otherwise.

         (e)      Completion Agreements

                  The Parties shall execute the Completion Agreements.

         (f)      Share Certificates

                  The Sellers shall deliver duly assigned share certificates for the shares in Subsidiaries and the Shares and Participations, or confirmations that no share certificates have been issued.

         (g) Release of Loans, Guarantees and Undertakings in favour of Guarantor's Group

                  Any and all loans, guarantees and undertakings given by any of the Subsidiaries to or in favour of any of the Sellers and/or any other company belonging to the Guarantor's group of companies shall be repaid or released.

                                                                        29 (45)


         (h)      Release of Target's Loans, Guarantees and Undertakings

                  Any and all loans, guarantees and undertakings given by any company belonging to the Guarantor's group to or in favour of any of the Subsidiaries shall be repaid or released by the Buyer.

         (i)      Floating Charges

                  The relevant Business Sellers shall present a written consent from the holders of any floating charges
                  ("yrityskiinnitykset") that such holders release the assets sold hereunder from the floating charges.

         (j)      Other

                  Any other document, condition, amount or matter herein called for to be produced, delivered, released or fulfilled at Completion shall be so produced, delivered, released and fulfilled.

                  All steps taken in connection with the Completion will be considered to have occurred simultaneously as a part of a single transaction and in the proper sequence and no delivery will be considered to have been made until each such step has been completed, and, thus, the Completion will be completed only after all the steps mentioned above have been taken.

8.4      BEST EFFORTS TO COMPLETE

                  The Parties shall use their respective best efforts to cause all necessary actions to be taken in order to have all the conditions precedent for Completion to be fulfilled as promptly as practicable and to have all deliveries made timely and properly.

                  The Parties undertake to notify the other Parties in writing immediately, if, after filing of the application, such Party is notified by the authorities of any circumstances or events, which will or may prevent the Special Authority Approvals from being obtained. Any issues or concerns raised by such authorities shall be handled by the Parties without delay.

                  The Buyer, at its own cost and expense, undertakes to carry out all acts necessary to ensure that the authorities covered by the Special Authority Approvals clear the transactions contemplated herein, including without limitation offering structural (e.g. divestiture of companies and/or businesses) and/or behavioural undertakings as may be required to remove any concerns that such authorities may have in respect of the concentration provided, however, that the Buyer shall not be required by the authorities covered by the Special Authority Approvals or the Sellers to enter into any undertaking to dispose to a third party all or substantially all of (i) the tractor manufacturing operations of the Target Business in Finland as a result of the failure of the relevant Finnish authority to approve the Buyer's acquisition of such operations or (ii) outside Finland, any business unit now owned or acquired or proposed to be acquired in connection with the Transaction that had annual sales in excess of EUR 100 million during the year ended 31 December 2002.

                                                                        30 (45)


                  If other consents, approvals or covenants in addition to the Special Authority Approvals are required for the transfer of the Target Assets, the Buyer shall in accordance with Section
                  8.2 (a) proceed with the Completion, but shall, pending the receipt of such other consents, if any, refrain from taking other actions prohibited by applicable competition laws.

                  The Sellers shall, at all times, be given the opportunity to participate in all negotiations with the authorities responsible for the Special Authority Approvals.

8.5      VALTRA TRAKTOR AB (SWEDEN)

                  The Sellers shall use their best efforts to obtain prior to Completion acceptance by the other shareholders of Valtra Traktor AB, representing together 60 per cent of the total shares of Valtra Traktor AB, to the transfer of the Seller's shares in Valtra Traktor AB to the Buyer. The Buyer accepts in that event to replace the Seller as party to the Valtra Traktor AB shareholders' agreement of 2001 upon Completion.

                  In the event that no acceptance to the transfer of the Seller's shares in Valtra Traktor AB has been received prior to Completion, then

                  (i) the Valtra Traktor AB shares of the Seller shall not be included in the sale and transfer of Shares and Participations under this Agreement (without impact on the agreed way of calculating the Completion Accounts Value and the aggregate Purchase Price),

                  (ii) the Buyer shall have an irrevocable call option to purchase all Valtra Traktor AB shares owned by the Seller from Completion Date onwards upon written notice for a consideration of one (1) euro and subject to the pre-emption and redemption rights that may follow from the above said shareholders agreement or the articles of association of Valtra Traktor AB,

                  (iii) the Seller shall as owner of the Valtra Traktor AB shares use its shareholders rights in a manner that secures the interests of the Buyer as far as possible in the same manner as if the shares would have been transferred to the legal ownership of the Buyer and shall follow the instructions of the Buyer in respect of such use of shareholders' rights,

                  (iv) any economical benefit derived from the ownership by the Seller after the Completion Date is to the account of the Buyer and shall be credited net of cost to the Buyer by the Seller promptly and in any event no later than on the date of Buyer exercising its call option,

                  (v) the Parties shall in good faith discuss and agree on the best conduct of the Target Business in relation to Sweden to ensure that the interests of the Buyer are taken into account in the manner requested by the Buyer, provided however that the Buyer shall not be required to enter into any agreement or to take any action that would be likely to cause liability, breach of laws or detrimental to the business of the Seller.

                                                                        31 (45)


9.       INDEMNITY

9.1      LIABILITY OF THE SELLERS

                  The Sellers shall, jointly and severally, hereby indemnify and hold harmless the Buyer and its affiliates (and any director, officer, employee or agent of the Buyer or any such affiliate, whether acting in individual or fiduciary capacity) (each a "SELLER INDEMNIFIED PARTY") from and against any and all liabilities and obligations of or claims made or asserted against (and any and all losses, damages, costs and expenses resulting from such liabilities, obligations and claims) (referred to herein as a "LOSS") any Seller Indemnified Party or whatever nature which may be suffered as a result or account of any breach of any representation, warranty, obligation or covenant given by the Sellers in this Agreement, provided, however, that this indemnification shall be the sole and exclusive remedy of the Seller Indemnified Party and the Purchase Price shall be deemed to be reduced by the amount of any payment received by the Buyer under this Section. The Sellers shall have no liability for any indirect or consequential loss of profit or damages for any breach of this Agreement. The Sellers' liability shall also always be limited by the qualifications set out in Sections 7.1, 7.3 and 9. For the avoidance of doubt, it is agreed that the Subsidiaries shall be considered a Seller Indemnified Party as from the Completion.

                  The determination of whether there has been any failure of any representation or warranty to be true and correct shall be made without regard to any "materiality" or any "Material Adverse Effect" or "Material Adverse Change" condition, exception, modification or qualification, and for purposes of
                  Section 9, each representation and warranty shall be read as if all such conditions, exceptions, modifications or qualifications were deleted from the representation or warranty.

9.2      LIMITATIONS

                  Subject to Section 9.3 below, the Sellers' liability under this Agreement is further limited as follows:

                  (a) Except as provided in Section 9.1, no remedy whatsoever, including but not limited to any adjustment, reduction, set-off, compensation for losses or alike in connection with the transactions contemplated in this Agreement, or any other remedy whatsoever available under the Finnish Sale of Goods Act (355/1987), including but not limited to the right to rescind this Agreement, shall be available to the Buyer.

                  (b) No claim may be made to the extent provisions, reserves, or appropriations (whether as specific or as general provisions, reserves or appropriations) have been made in the Completion

                                                                        32 (45)


                           Accounts, or the same is otherwise accounted for or reflected in Completion Accounts.

                  (c) Except for the specific indemnifications made in Sections 9.3 and 9.6, no indemnification shall be made as compensation for a Loss unless said Loss, together with other similar or directly related losses, amounts to at least one hundred fifty thousand euro (EUR 150,000). No indemnification shall be made unless the aggregate amount of Losses, which the Buyer may claim compensation for, exceeds three million euro (EUR 3,000,000). If such Losses amount to more than three million euro (EUR 3,000,000) in aggregate, the indemnification shall be made for the amount exceeding such threshold only.

                  (d) Except for the specific indemnifications made in Sections 9.3 and 9.6, the Sellers' aggregate, maximum liability for whatever reason other than fraud or wilful misconduct, shall always be limited to fifteen per cent (15 %) of the Purchase Price.

                  (e) If a Loss is a tax-deductible item, or relates to untaxed provisions, reserves or appropriations, the claim that the Buyer may make shall be reduced by an amount equivalent to the Loss multiplied by the applicable corporate tax rate.

                  (f) For the purposes of this Agreement, a liability, which is contingent, shall not constitute a Loss, unless and until such contingent liability becomes an actual liability and is due and payable.

                  (g) No liability shall arise in respect of any breach of the representations and warranties or otherwise:

                           (i) if and to the extent the Loss occurs as a result of any legislation not in force on the date hereof, or which takes effect retroactively, or occurs as a result of any increase in the rate of tax in force on the date hereof, or a change in the accounting principles, or practice of the relevant fiscal authorities;

                           (ii) if and to the extent such a Loss had not arisen but for an act, omission made or transaction carried out by the Buyer, or persons controlling or controlled by the Buyer after Completion;

                           (iii) if and to the extent the breach has been corrected or the Loss otherwise compensated.

                  (h) No liability shall arise due to a breach of this Agreement concerning any Loss, which is actually recovered under an insurance policy in force on or before the Completion Date.

                                                                        33 (45)


                  (i) If the Buyer or any of the Subsidiaries has a right to compensation relating to the Loss from third parties, the claim that the Buyer may make shall be reduced by the amount of such compensation, or, if such compensation has been received after any of the Sellers has compensated the Buyer, the amount of such compensation shall be refunded to the relevant Sellers, as applicable.

                  (j) A Seller Indemnified Party shall, within reasonable time, notify the Seller of any such claim, setting forth in reasonable detail the facts and circumstances relating thereto, the basis for the Seller Indemnified Party right to indemnification, the amount of Loss for which indemnification is being asserted, if known, not later than June 30, 2005, whereafter claims shall become time barred, except for (i) claims based on 7.2.8 (Taxes) where the claims shall become time barred thirty (30) days after the statutory time bar applicable to such taxes and (ii) claims based on 7.2.12 (Environmental Matters) where claims shall become time barred five
                           (5) years from the Completion Date and (iii) claims based on 7.2.2 (Title and Authority to Transfer the Target Assets) where the indemnification will survive for an indefinite period.

                  (k) The Buyer and its group shall take all reasonable steps to mitigate in accordance with Finnish law each Loss and none of the Sellers shall be liable for any Loss to the extent the Buyer's group should have mitigated such Loss under Finnish law.

9.3      CERTAIN INDEMNIFICATIONS

                  Subject to the survival period in Section 9.2(j) except in the case of (b) below, the Sellers shall, jointly and severally, indemnify and hold the Seller Indemnified Parties harmless from and against the entirety of all Loss incurred or suffered as a result or related to:

                  (a) any breach of the representation and warranty set forth in Section 7.2.8 (d) (tax - section (d)),

                  (b) the claim Valtra do Brazil is subject to relating to certain land which was owned by the said Brazilian company ("VALTRA DO BRAZIL DISPUTE"), as further specified in Appendix 9.3 (b),

                  (c)      any Loss arising from any Excluded Liabilities.

                  The obligations of the Sellers hereunder shall be separate from and in addition to (but without double counting) any liability they might have under Section 9.1 and shall not be subject to any deductible, minimum claim or cap on Losses or any materiality condition, qualification or exception, or affected by any disclosure on any appendix.

                                                                        34 (45)


9.4      THIRD PARTY CLAIMS

                  If a Seller Indemnified Party becomes aware of any third party claim, which could lead to a breach of the Sellers' representations and warranties ("THIRD PARTY Claim"), the Seller Indemnified Party shall cause that it or the relevant Subsidiary will:

                  (a) as soon as reasonably practicable, but in no event later than ninety (90) days after the date the Seller Indemnified Party became aware of the circumstance giving rise to a Third Party Claim, give notice thereof to the Sellers; provided that the failure to so notify shall not relieve the Seller of it is obligations hereunder, except to the extent that the Sellers are actually and materially prejudiced thereby;

                  (b) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, which would result in a liability pursuant to Section 9 on the part of any of the Sellers, without obtaining the prior consent of such Seller;

                  (c) in any action use its reasonable efforts to resist, defend, appeal and compromise such claim in the best interest of any of the Sellers; provided, however, that this paragraph (c) does not require the Seller Indemnified Party to act against its own best interest; and

                  (d) give the Sellers and their duly authorised representatives, reasonable access within ordinary working hours to the appropriate books and records and personnel of the Seller Indemnified Party and to any relevant premises, accounts, documents and records within their respective power, to enable the Sellers, or their duly authorised representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof.

                  The Seller shall have, during thirty (30) days after receipt of a Seller Indemnified Party's notice, the right to assume the conduct and control of such negotiation, dispute or litigation to the extent the Sellers acknowledge their indemnity obligation and assume and hold the Seller Indemnified Party harmless from and against the full amount of any Loss resulting therefrom, provided, that the Sellers shall permit the Seller Indemnified Party to participate in such defence at its own cost through counsel of its own choice. If the relevant Seller does not within such thirty
                  (30) days period undertake to handle such negotiation, dispute or litigation, then the Seller Indemnified Party shall have the right to handle such negotiation, dispute or litigation, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. In addition, the Sellers shall not be entitled to assume the control of such negotiation, dispute or litigation or settle any such claims if (i) such Third Party Claim could give rise or the settlement would give rise to Losses in excess of the amount indemnified by the Sellers pursuant to Section 9.1 or (ii) such Third Party Claim seeks or such settlement would result in an injunction or

                                                                        35 (45)


                  equitable relief against the Seller Indemnified Party or could reasonably be expected to otherwise be materially detrimental to the Seller Indemnified Party.

9.5      RECOVERY

                  If any of the Sellers has made a payment to the Buyer as settlement of a claim and the Buyer has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such claim, then the Buyer shall, upon request of the relevant Seller, either assign that right to the relevant Seller or, if the relevant Seller so directs, the Buyer shall at the direction and cost of the relevant Seller pursue the said recovery and account to the relevant Seller for any funds or property recovered.

9.6      LITIGATION IN BRAZIL

                  Valtra do Brazil Ltda is subject to the Valtra do Brazil Dispute. The Sellers undertake to handle the Valtra do Brazil Dispute at their discretion, risk, cost and benefit. The Buyer undertakes to cause that the said company co-operates in all reasonable respects, at the Sellers' expense, for the pursuit of the said legal procedures and that any benefit arising from the lawsuit in its entirety will be immediately transferred to the Sellers. To the extent the Valtra do Brazil Dispute is lost by Valtra do Brazil Ltda, the Sellers will compensate Valtra do Brazil Ltda with any monies payable by Valtra do Brazil Ltda to the counter party.

10.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer hereby gives the following representations and warranties to the Sellers.

10.1     ORGANISATION

                  The Buyer is duly organised, validly existing under the laws of the jurisdiction of its incorporation and have full corporate power and all necessary licenses, permits and authorisations to carry on its businesses.

10.2     POWER AND AUTHORITY OF BUYER

                  The Buyer has full legal and corporate power to enter into this Agreement and to complete the transactions contemplated hereby. The execution of this Agreement, the completion of the transactions contemplated hereby and the fulfilment of the terms hereof, will not result in a breach of any judgement, decree or order of any national or supranational court, governmental or other body, any applicable law or regulation, or the articles of association of the Buyer.

10.3     SUFFICIENT FINANCING

                  The Buyer has arranged for sufficient financing for payment of the Purchase Price and the completion of the transactions hereunder and such financing is not subject to any future conditions beyond the control of the Buyer.

                                                                        36 (45)


10.4     NO BREACH BY SELLERS

                  To the Buyer's Knowledge, there is no reason to believe, that any of the Sellers is in breach of any of the representations and warranties or any other provision of this Agreement.

11.      COVENANTS

11.1     BUSINESS UNTIL COMPLETION

                  The Sellers shall cause that the Target Business is continued in the ordinary course of business between the date hereof and until Completion, and the Sellers shall consult with the Buyer in the event of investments, divestments or other actions with a significance level equal to Material Adverse Effect, always to the extent permitted by applicable competition laws and regulations.

                  Notwithstanding the immediately preceding sentence, prior to the Completion Date, except as may be first approved in writing by Buyer, the Sellers shall and shall cause the Subsidiaries to refrain from the following:

                  (a) declare or pay any dividend or make any other distribution of funds or assets to its shareholders, or make any other change in the capital structure; and

                  (b) increase the compensation payable (including, but not limited to wages, bonuses or any other remuneration) to become payable to any officer or employee other than in the ordinary course of business consistent with past practice;

                  (c) make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer or employee, except in the ordinary course of business, except for payments that follow from existing employments and agreements etc.;

                  (d) enter into, materially amend or become subject to any contract of a type described in Section 7.2.17 outside the ordinary course of business;

                  (e) incur, assume or modify any indebtedness, except indebtedness incurred, assumed or modified in the ordinary course of business consistent with past practice;

                  (f) permit any of its properties or assets to be subject to any lien or other encumbrance, except in the ordinary course of business;

                  (g) sell, transfer, lease or otherwise dispose of any assets or properties except for (A) sales or transfers in the ordinary course of business consistent with past practice and (B) leases entered

                                                                        37 (45)


                           into in the ordinary course of business consistent with past practice;

                  (h) acquire any business by merger, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any agreement, letter of intent or similar arrangement (whether or not enforceable) with respect of the foregoing;

                  (i) make any capital expenditure or commitment therefore in excess of one million euro (EUR 1,000,000) individually or two million euro (EUR 2,000,000) in the aggregate or otherwise acquire any assets or properties (other than inventory in the ordinary course of business consistent with past practice) or enter into any agreement, letter of intent or similar arrangement with respect to the foregoing;

                  (j)      cancel or waive any rights of substantial value;

                  (k) make any change in any method of accounting or auditing practice;

                  (l) settle and/or compromise any tax liability; prepared any tax returns in a manner which is inconsistent with the past practices with respect to the treatment of items on such tax return; incur any liability for taxes other than in the ordinary course of business;

                  (m) pay, discharge, settle or satisfy claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Consolidated Interim Accounts; or

                  (n) enter into, amend or terminate any collective bargaining, pension plan, agreement, fund, policy or arrangement for the benefit of any employees other than in the ordinary course of business consistent with past practice.

11.2     NON-COMPETITION, NON-SOLICITATION

                  (a) The Business Sellers shall respectively discontinue the Target Business as of the Completion. The Buyer shall continue the Target Business as of the Completion.

                  (b) From the date hereof and for a period of three (3) years after the Completion Date, the Guarantor and its controlled subsidiaries shall not engage in any territory, directly or indirectly, in any business which competes with the Target Business as conducted on the date hereof.

                                                                        38 (45)


                           Notwithstanding the aforesaid, the Guarantor and its subsidiaries shall not be prevented from making company or business acquisitions, provided that the business competing with the Target Business forms a minor part of the acquired target.

                  (c) Should the Buyer find out that the Guarantor or any of its subsidiaries is in violation of the non-compete covenants set out herein, the Guarantor and its subsidiaries shall have the right to correct, cease or otherwise remedy the breaching activity within ninety (90) days from the date the claim was made by the Buyer and, if such a remedy is taken, the Buyer shall not be entitled to indemnification.

                  (d) From and after the Completion Date, the Sellers, the Guarantor and their affiliates shall not, and shall cause their affiliates not to, for a period of two
                           (2) years after the Completion Date, solicit for employment any Key Employee; provided, that this paragraph shall not preclude the Sellers, the Guarantor and their affiliate from soliciting for employment or hiring (i) any such Key Employee who responds to a general solicitation by or on behalf of the Sellers, the Guarantor or their affiliates through a public medium or general or mass mailing that is not targeted at employees of the Target Business or (ii) whose contract has been terminated by the Buyer's group.

11.3     CONFIDENTIALITY

                  The Sellers hereby undertake at any time, whether before or after the Completion Date, until 31 December 2008 not without the written consent of the Buyer to divulge, whether directly or indirectly, information or knowledge concerning the operations of the Target Business, including but not limited to its intellectual property, which information or knowledge is not in the public domain or generally known or legally acquired from a third party, except to the extent required by mandatory laws. If the Seller is required to disclose confidential information due to requirements in mandatory laws, the Seller shall first consult with the Buyer as to the contents and method of such disclosure and shall use all reasonable efforts to minimize such disclosure and its impact.

11.4     UNENFORCEABILITY

                  If any covenant set out in Sections 11.1 to 11.3 above is or becomes illegal or unenforceable, such covenant shall take effect to the maximum extent permitted, and the illegality or unenforceability shall have no effect upon the other provisions of this Agreement.

11.5     CONTINUED SERVICES

                  The Sellers shall continue upon request of the Buyer to provide to the Target Business continued services covered by the existing Service Agreement between the Seller and Partek Oyj Abp on the conditions and for the consideration as previously applied for a maximum period of 12 months. In

                                                                        39 (45)


                  the event the services require special resources or capacity, the Parties shall in connection herewith in good faith agree on appropriate termination periods and other details that observe the reasonable interests of respective Party. The Buyer shall specify its desire to continue such transitional services no later than five business days prior to Completion.

11.6     CONTRACT ARRANGEMENTS

                  The Sellers and the Buyer shall use their best efforts so that all contracts of either of the Business Sellers relating to the Target Assets or the Target Business, including without limitation the Material Contracts to which either of the Business Sellers are party to, (the "TRANSFER CONTRACTS") can be transferred to the Buyer on the Completion Date or as soon as practically possible thereafter. The Business Sellers undertake to do all reasonable acts and things in order to validly assign and transfer the Transfer Contracts. The Business Sellers and the Buyer shall together agree on the practical matters relating to the transfer of the Transfer Contracts so as to give the Buyer, as far as possible, the full benefit of the Transfer Contracts as of the Completion Date. In particular, the Business Sellers shall use their respective best efforts so that a consent and confirmation is obtained from the parties to the Transfer Contracts and that such Transfer Contracts can transfer to the Buyer upon the completion of the transactions contemplated hereunder. In case a third party refuses to transfer a particular Transfer Contract to the Buyer, the Parties shall agree on an arrangement whereby the contract is performed by the Buyer on its own behalf but in the name of the relevant Business Seller at the cost and risk of the Buyer, or another arrangement having a similar effect for a period not exceeding six (6) months.

12.      CERTAIN UNDERTAKINGS

12.1     REVIEW OF THE TARGET BUSINESS

                  To the extent permitted by relevant competition or antitrust laws, the Buyer may, prior to the Completion Date, directly or through its representatives, review the properties, books and records or the Target Business, the Target Assets and the Subsidiaries, and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the warranties made by the Sellers in this Agreement or the remedies of Buyer for breaches of those Warranties. The Sellers shall cause the Target Business and the Subsidiaries to permit Buyer and its representatives to have, after the date of execution of this Agreement, access to the premises and to the books and records of the Target Business, the Target Assets and the Subsidiaries and the Sellers shall cause the officers, employees, counsel, accountants, consultants and other representatives of the Target Business and the Subsidiaries to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Target Business and the Subsidiaries as Buyer shall from time to time reasonably request.

                                                                        40 (45)


12.2     TRANSACTION COSTS

                  Each of the Sellers and the Buyer shall bear its own costs and expenses relating to the preparation and completion of the transactions contemplated in this Agreement.

12.3     CO-OPERATION UNDERTAKING

                  The Sellers agree to co-operate with the Buyer with a view to ensuring a smooth and successful transfer of the Target Assets to the Buyer and implementation of the Transaction and shall towards this end give any reasonable assistance and promote the interest of the Buyer towards the employees, customers, suppliers, authorities and other third parties.

12.4     COMPETITION FILING

                  The Buyer shall be responsible for and shall bear all costs related to the preparation and filing of all necessary notices and for the obtaining in a timely manner of authorisations required under any applicable competition laws for the completion of the transactions contemplated hereunder. The Buyer has prior to the signing hereof advised the Sellers that the Buyer does not expect to encounter any difficulties in obtaining any such authorisations and that, in accordance with and subject to Section 8, any unexpected difficulties or burdensome terms will be on the sole account of the Buyer.

12.5     BANK ACCOUNTS

                  Following Completion the Business Sellers and the Buyer hereby mutually undertake to promptly transfer to the other Party any customer or other payments erroneously made to them and to give reasonable access and assistance to the other Party's auditors to verify the correctness of such transfers.

12.6     NO CLAIMS AGAINST KEY EMPLOYEES

                  Absent fraud or wilful misconduct the Buyer covenants that neither it nor any company controlling it or controlled by it shall present any claims against any of the Key Employees relating to the Transaction.

12.7     HISTORICAL FINANCIAL STATEMENTS

                  At any time after the signing of this Agreement, the Sellers shall permit the Buyer to commence preparing, at the Buyer's expense, historical audited financial statements for the Target Business and the Target Assets sufficient for the Buyer to comply with the financial statement requirements applicable to it under the securities laws of the United States of America, as determined by the Buyer's independent auditors. The Sellers shall ensure that the Buyer is given reasonable access within ordinary working hours to the appropriate books and records and personnel of the Sellers ant the Target Business to assist the Buyer in the preparation of such historical audited financial statements, and will authorize the independent auditors of each of the Business

                                                                        41 (45)


                  Sellers to cooperate in the preparation of such financial statements and to issue an auditor's report in respect of such financial statements.

12.8     FURTHER ASSURANCES

                  If at any time prior to or after the Completion any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Section 9).

13.      EMPLOYEES

13.1     TRANSFER OF EMPLOYEES

                  The employees set out in Appendix 13.1 hereto and presently employed by the Business Sellers in the Target Business (the "EMPLOYEES") will, subject as provided below, transfer and become employees of the Buyer as of the Completion Date according to Chapter 1, Section 10 of the Finnish Act on Employment Contracts (26.1.2001/55).

13.2     ACCRUED LIABILITIES

                  All accrued, unpaid liabilities, whether due for payment on the Completion Date or not, of the Business Sellers relating to the Employees up to and including the Completion Date, whether contractual or statutory in nature and including any amounts payable to the Employees pursuant to any arrangement, agreement or understanding in existence between the Business Sellers and the Employees as of the Completion Date as well as all costs referred to in Section 13.2 (including holiday pay and holiday return payment, holiday-related charges, bonus payments, statutory social security and pension contributions), shall be assumed by the Buyer. Such liabilities shall be accounted for according to the Accounting Principles and recorded in the Completion Statement as part of the Liabilities Assumed or the Excluded Liabilities, as the case may be.

14.      ORDERS AND TENDERS

                  All orders for delivery of products received by the Business Sellers relating to the Target Business, partly or wholly unfulfilled as of the Completion Date ("UNFULFILLED ORDER") shall be transferred to the Buyer.

                  The Buyer shall assume responsibility for all tenders relating to the Target Business binding upon the Business Sellers, respectively on the Completion Date or thereafter. The Business Sellers, respectively, undertake to direct all tender requests and orders relating to the Target Business received by either of the Business Sellers after the Completion Date to the Buyer.

                                                                        42 (45)


15.      FORCE MAJEURE

                  If, for reasons which are not foreseeable and which are beyond the responsibility and control of the Party concerned, it becomes impossible or unduly burdensome for a Party to perform its obligations hereunder ("FORCE MAJEURE"), then the Party concerned shall be excused for its non-performance during the duration of the Force Majeure; provided, however, that should the obligation which cannot be performed by a Party by reason of the Force Majeure constitute a material obligation considering the transactions contemplated hereunder as a whole and should the non-performance continue for a period exceeding ninety (90) days, then the other Party shall have the right to terminate this Agreement and any other agreement entered into in relation hereto forthwith.

16.      MISCELLANEOUS

16.1     NOTICES

                  All notices, requests, demands or other communication to or upon the respective Parties hereto including, without limitation, the Completion Accounts, the Completion Statement and any and all other financial documentation, shall be in the English language and shall be deemed to have been duly given or made when delivered by mail, facsimile letter telex, telefax, telegram or cable to the party in question as follows:

                  If to the Buyer:


                  Address:         AGCO Corporation
                                   4205 River Green Parkway
                                   Duluth, GA 30096
                                   Telefax + 770/813-6599

                  Attention:       The General Counsel

                  If to any of the Sellers or the Guarantor:

                  Address:         Kone Corporation
                                   Keilasatama 3
                                   FIN-02150 Helsinki
                                   Telefax +358 20475 4523

                  Attention:       The General Counsel

                  or at such other address as the respective Party hereto may hereafter specify in writing to the other Party.

16.2     APPENDICES INCORPORATED

                  Each Appendix to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

                                                                        43 (45)


16.3     HEADINGS

                  The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

16.4     ASSIGNMENT

                  This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and their respective executors, administrators, successors and assigns. This Agreement and the rights and obligations of the Parties hereunder, may not be assigned by any of the Parties without the prior written consent of the other Parties. provided, however, that Buyer may designate one or more Buyer Affiliate(s) reasonably acceptable to the Sellers as the purchaser(s) of the Target Assets, and shall provide to the Sellers the name(s) of such designee(s) at least five (5) days prior to the Completion Date, provided, however, that if the Buyer designates any such Buyer Affiliate, such Buyer Affiliate shall be deemed to be included in the definition of the Buyer for purposes of this Agreement; and provided, further that if any such Buyer Affiliate is designated, the Buyer shall not be relieved of any of its obligations under this Agreement. This provision shall not, however, restrict the Buyer's right to dispose of the Target Assets as it deems fit.

16.5     PARENT COMPANY RESPONSIBILITY

                  The Guarantor shall, jointly and severally with the Sellers, guarantee and be liable for, in each case, as for its own debt for all obligations and liabilities of the Sellers under this Agreement and the due performance of the obligations of the Sellers under this Agreement and the Completion Agreements. and for the consummation by the Sellers of the Transaction. The Guarantor shall be authorized to give, deliver, receive and accept and otherwise act on behalf of and in the place of the Sellers with regard to any matter relating to the Transaction, including, without limitation, any enforcement action in connection with any award hereunder, and the Sellers hereby grant the Guarantor an irrevocable power of attorney to represent the Sellers as provided for in this Section 16.5.

16.6     ENTIRE AGREEMENT

                  This Agreement represents the entire understanding and agreement between the Parties and supersedes all prior negotiations and understandings relating to the subject matter hereof.

16.7     INTERPRETATION

                  The fact that either Party has drafted this Agreement or part thereof shall not affect the interpretation to the disadvantage of the drafting Party.

                                                                        44 (45)


16.8     NO WAIVER

                  Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

16.9     GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of Finland.

16.10    SETTLEMENT IN GOOD FAITH

                  In the event of any dispute concerning this Agreement or the interpretation of the same, it is hereby agreed that the Sellers and the Buyer shall attempt in good faith to settle such disputes, but should this not succeed, then such disputes shall be referred to arbitration in accordance with
                  Section 16.11 of this Agreement.

16.11    DISPUTE RESOLUTION

                  Any and all disputes, controversies or claims arising out of or relating to this Agreement or the Completion Agreements or any other agreements concluded or to be concluded under the terms hereof whether appended hereto or not, or the breach, termination or validity of any such agreement, shall be finally settled by arbitration in accordance with the rules of the Arbitration Board of the Central Chamber of Commerce in Finland. The Parties expressly agree that all disputes may be settled in single proceedings. The place of arbitration shall be Helsinki, Finland, and the language to be used in the arbitral proceedings shall be the English language.

                  The Parties recognise that they act on behalf of their respective subsidiaries for purposes of this Agreement and the transactions contemplated hereunder. As a result, the Buyer and the Sellers agree to join as a party in any proceedings involving any of their respective subsidiaries as if the Buyer and/or the Guarantor, as the case may be, where itself direct a party to the proceedings instead of its subsidiary in question.

16.12    AMENDMENTS

                  Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorised representatives of the Parties.

16.13    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  All representations, warranties, assurances and agreements of a Party contained herein shall survive the Completion and remain in full force and effect in

                                                                        45 (45)


                  accordance with the respective terms and conditions of any such representation, warranty, assurance or agreement.

16.14    PROVISIONS SEVERABLE

                  If any provision of this Agreement is held to be invalid or unenforceable, partly or wholly, such determination shall not invalidate any other provision of this Agreement, however, the Parties shall attempt, through negotiations in good faith, to replace any provision of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach agreement on a replacement provision shall neither affect the validity of the remaining provisions of this Agreement nor the validity of the valid or enforceable part of any such provision held partly invalid or unenforceable, which provision shall take effect to the maximum extent permitted by law.

16.15    PUBLICITY

                  Save as required by law, governmental decree, stock exchange rules or other official action, the details of this Agreement shall remain secret for five (5) years. Any press releases or information made public during press conferences in relation hereto shall be subject to prior agreement between the Parties.

16.16    COUNTERPARTS OF THE AGREEMENT

                  This Agreement has been executed in three (3) identical counterparts, one (1) for the Seller, one for the Guarantor and one (1) for the Buyer.


                  IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.


                  KONE Corporation


                  -----------------------------------------------------
                  on its own behalf and on behalf of the Sellers


                  AGCO Corporation


                  -----------------------------------------------------